Exhibit 99.2

Questions and Answers

Please Note:  Due to the nature of the Securities law and regulation in the United States and the United Kingdom we are restricted from providing greater detail than what has been provided in the announcement documents.   Please understand that until the proposed transaction closes, we are limiting discussion with the Sabre Management team regarding the proposed transaction.

What did Sabre Holdings announce?

Sabre Inc., the direct subsidiary of Sabre Holdings Corporation, and lastminute.com plc announced that they have reached agreement on the terms of a recommended cash acquisition by Sabre Inc. for lastminute.com at a price of 165 pence in cash per lastminute.com share.

What is lastminute.com?

lastminute.com is Europe’s leading online independent travel and leisure group. lastminute.com operates directly in fourteen European countries, participates in three international joint ventures and has established approximately 13,600 supplier relationships.  The company has overseen the number of subscribers to its weekly newsletter expand from 2.8 million in September 2000 to over 10.4 million today and now has over 7 million customers.  Total transaction value generated by lastminute.com has grown from £34.2 million in 2000 to £992.3 million in 2004.

What is the expected purchase price?

The Acquisition price of 165 pence per lastminute.com share values lastminute.com’s Diluted Share Capital at approximately GBP£577 million.  The terms of the Acquisition imply an enterprise value for lastminute.com of approximately £606 million, including gross debt as at March 31, 2005 of approximately £69 million and cash at bank and in hand as at March 31, 2005 of approximately £40 million.  The Acquisition price of 165 pence per lastminute.com share represents a premium of approximately 57 percent. over the closing middle market price of 105 pence per lastminute.com share on May 10, 2005, being the last business day prior to the announcement by lastminute.com confirming it had received an approach which may or may not result in an offer for the company. The Acquisition price represents a 47 per cent premium over lastminute.com’s average share price for the 30 business days to May 10, 2005.

The value of the “Diluted Share Capital” has been calculated as follows: 165 pence multiplied by the total number of lastminute.com shares in issue plus the number of lastminute.com shares underlying options with exercise prices of 165 pence or less minus the weighted average exercise price of such options multiplied by the number of those options. “Diluted Share Capital” means the total number of issued shares of lastminute.com plus the number of lastminute.com shares underlying options which have an exercise price of 165 pence or less.

What is a “Scheme of Arrangement”

A scheme of arrangement is a procedure that is often used to acquire an English company as an alternative to a tender offer, where the acquisition is agreed by the board of directors of the target company (as it can have some advantages over a tender offer).  It is a Court procedure under which lastminute.com will either apply to have its shares cancelled and new shares issued to Sabre or lastminute.com will apply to have its shares transferred to Sabre.

What does the “Scheme of Arrangement” involve?

The Scheme document must be mailed to lastminute.com’s shareholders explaining the scheme and a meeting of those shareholders will be convened to vote on it and to vote on certain other incidental matters.  Approval of the scheme requires the affirmative vote of 75% by value of those present at the meeting (in person or by proxy) and voting and a majority in number of those present at the meeting (in person or by proxy) and voting.  Once the shareholders have approved the scheme, there is then a hearing before the High Court in England to confirm the scheme.  When the High Court has given its order, this must be registered at the Companies Registry and it is then that the scheme becomes effective.

How long does a “Scheme of Arrangement” take to complete?

We expect the proposed acquisition close to occur by the end of July.

How does this transaction meet your company objectives/strategy?

The transaction is consistent with Sabre Holdings’ strategy of extending its role as a travel retailer, focusing on merchandising content, packages, and growing its international points of sale.  The proposed combination of lastminute.com and Sabre Holdings is a natural fit, combining Sabre Holdings’ marketplace knowledge, US online travel experience, and global distribution system with lastminute.com’s branding and presence in Europe.

Is this proposed acquisition complementary to Sabre’s portfolio of assets?

Yes, the Sabre Holdings management team has spent a significant amount of time analyzing the strategic fit of Travelocity and lastminute.com and firmly believes that the combination is highly complementary and offers strategic, financial, and operational benefits.

How, and in what areas, is your marketplace position enhanced by this proposed acquisition?

This proposed acquisition would provide Travelocity greater scale and the leading position in European online travel, including strong positions in the UK, France, Germany, Italy, Scandinavia  and Spain.  Lastminute.com’s position as Europe’s leading online independent travel agent and leisure group, and its diverse mix of flights, holidays, hotels, car hire, and non-travel, is aligned with Travelocity’s strategy of continuing to expand its range of offerings to consumers, beyond basic air travel.  Greater global scale would also extend the reach of the Sabre Holdings, Travelocity, and lastminute.com businesses, delivering their consumers a greater range of international travel options, and increased sales opportunities for their supplier partners.

What is the expected financing arrangement?

The Company has obtained committed financing, arranged by Morgan Stanley Senior Funding and Bear Stearns, which, together with its cash balances, is sufficient to satisfy in full the cash consideration payable to lastminute.com shareholders under the terms of the Acquisition.  Further information on the financing of the Acquisition is set out in the 8-K.

How will you replace the bridge financing?

The Company is considering various long-term financing arrangements, which may or may not include a combination of debt, cash, equity or equity-like securities.  It is our intention to structure permanent financing in a way that will preserve our investment grade ratings.

What are lastminute.com’s most recent financial results?

lastminute.com has today announced its interim results for the six months ended 31 March, 2005 in a separate announcement.

Do you expect any synergy opportunities of the combined companies?

The Company has identified a number of areas for cost savings and revenue synergies at Travelocity.  Areas of opportunity include streamlining marketing spending across brands, centralizing operations and administrative functions, consolidating platforms, sharing technologies and supplier relationships.

What is the anticipated financial impact of this acquisition to your 2005 and 2006 financials?

Sabre Holdings expects the proposed acquisition, post deal integration costs, to be neutral to its fully diluted adjusted earnings per share for the financial year ending December 31, 2005 (after adjustment for stock compensation and intangible amortization from merger and acquisition activity) (“Adjusted EPS”).

Sabre Holdings expects the proposed acquisition, post deal integration costs, to be significantly accretive to its fully diluted Adjusted EPS for the financial year ending December 31, 2006.

On a U.S. GAAP basis, without adjustments, the proposed acquisition is expected to be dilutive to fully diluted earnings per share for both 2005 and 2006 as Sabre Holdings amortizes the intangible assets it acquires over their expected life.

This statement is not intended to provide a forecast or estimate of the profits for any financial period of either Sabre Holdings or lastminute.com or to imply that the profits of either company for the financial years ending December 31, 2005 or December 31, 2006 will be greater than those for the preceding financial periods.  Neither should this statement be interpreted to mean that Sabre Holdings’ earnings per share for 2005 and subsequent periods will necessarily exceed or match those for prior periods on an adjusted basis.

Is the financial impact, included in your previously provided 2005 guidance?

No.  The anticipated impact of this transaction is not included in our 2005 financial estimates provided on the First Quarter earnings call on May 5th, 2005.

Have you provided financial estimates for 2006?

No, we have not, nor do we intend to provide 2006 financial estimates for TSG until late in the year.

How do you propose to integrate the two brands in Europe?

After closing of the Acquisition, Travelocity will evaluate its brands country by country with the intention of positioning lastminute.com as the lead brand in most countries in which it operates.  Travelocity would likely operate multiple brands in Europe to maintain the broadest possible online presence, while achieving efficiencies in marketing spending and by sharing key technologies and platforms.

Do you expect the lastminute.com management team to play a role in the combined companies?

Following completion of the Acquisition, it is intended that Brent Hoberman, currently Chief Executive Officer of lastminute.com, will become Chief Executive Officer of the combined lastminute.com and Travelocity European operations, reporting to Michelle Peluso, who is the President and Chief Executive Officer of Travelocity.  Damon Tassone, currently president of Travelocity Europe, will become Deputy Chief Executive Officer reporting to Brent Hoberman.  Other key lastminute.com and Travelocity management are expected to continue as senior executives within the combined organization.